Exhibit 4.30

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is entered into by and between the following parties on November 4, 2020 in Beijing, the People’s Republic of China (the “PRC” or “China”, which for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

Party A: Beijing Maiteng Fengshun Science and Technology Co., Ltd.

Address: Room 103, 1/F, Building J, No. 8 South Dongfeng Road, Chaoyang District, Beijing

Party B: Beijing Jiajujiu E-Commerce Co., Ltd.

Address: Room G101, 1/F, Building J, No. 8 South Dongfeng Road, Chaoyang District, Beijing

(The above parties are hereinafter referred to as a “Party” individually, and as the “Parties” collectively.)

Whereas:

(1)                                 Party A is a wholly foreign-owned enterprise established in China, and has the necessary resources to provide technical support, consultation and other services;

(2)                                 Party B is a domestic company established in China engaged in e-commerce related business (the businesses activities operated and developed by Party B currently and any time during the term of this Agreement are collectively referred to as the “Principal Business”); and

(3)                                 Party A is willing to utilize its advantages in technology, human resources, and information to provide Party B with technical support, consulting services and other services on exclusive basis in relation to the Principal Business during the term of this Agreement, and Party B is willing to accept such services provided by Party A or its designee(s) pursuant to the terms set forth herein.

The Parties, after consultations, hereby agree as follows:

1                                         Services Provided by Party A

1.1                              Subject to the terms and conditions of this Agreement, Party B hereby appoints Party A as the exclusive services provider to provide Party B with comprehensive technical support, consultation and other services during the term of this Agreement, including but not limited to the following:

(1)                                 License Party B to use the relevant applications legally owned by Party A;

(2)                                 Development, maintenance and updating of relevant applications required for Party B’s business;

(3)                                Design, installation, daily management, maintenance and updating of network systems, hardware and database;

(4)                                 Provide technical support and professional training to employees of Party B;

(5)                                Assist Party B in consulting, collecting and investigating relevant technical and market information (excluding market research business which wholly foreign-owned enterprises are prohibited from operation under PRC law);

(6)                                 Provide business management consultation to Party B;

(7)                                 Provide marketing and promotional services to Party B;

(8)                                 Provide customer order management and customer services to Party B;

(9)                                 Transfer, lease and disposal of equipment and assets; and

(10)                         Other services provided from time to time at the request of Party B, to the extent permitted by PRC Laws.

1.2                              Party B shall accept the services provided by Party A and further agree that, without the prior written consent of Party A, during the term of this Agreement and with respect to the services subject to service under this Agreement and other matters, Party B shall not directly or indirectly accept the same or any similar services provided by any third party and shall not establish cooperation relationships similar to that formed under this Agreement with any third party. The Parties agree that Party A may appoint any other party (such party may enter into certain agreements described under Section 1.5 hereof with Party B) to provide Party B with the services under this Agreement.

1.3                               Party A shall have the right to check the accounts of Party B regularly and at any time, and Party B shall keep the accounts in a timely and accurate manner and provide the accounts to Party A upon request. During the term of this Agreement and to the extent not in violation of the applicable laws, Party B agrees to cooperate with Party A and Party A’s shareholders (including direct or indirect shareholders ) in conducting audits (including but not limited to audit of connected transactions and other various audits), provide Party A, Party A’s shareholders and/or the auditor engaged by them with the relevant information and materials relating to Party B’s operation, business, customers, finance, and employees, and consents Party A’s shareholders to disclose such information and materials to satisfy the regulatory requirements in connection with listing of its securities.

1.4                               When Party B is liquidated or dissolved due to various reasons, to the extent permitted under the PRC laws and regulations, Party B shall appoint a liquidation team composed of the persons recommended by Party A to administer the assets of Party B and its subsidiaries. Party B acknowledges that in the event of its liquidation or dissolution, Party B agrees to deliver all the remaining assets obtained by Party B from such liquidation to Party A in accordance with the PRC laws and regulations, regardless of whether this Agreement can be enforced or not.

1.5                               Methods of Service Provision

1.5.1                    Party A and Party B agree that during the term of this Agreement, Party B may enter into supplementary service agreements with Party A or its designee(s), to agree on, among other things, the specific contents, methods, personnel, and fees of such service.

1.5.2                    To facilitate performing this Agreement, Party A and Party B agree that during the term of this Agreement, Party B may enter into equipment or assets leases agreement with Party A or its designee(s) at any time based on the needs of business, and Party A shall provide the relevant equipment and assets to Party B for use.

1.5.3                    Party B hereby grants to Party A an exclusive and irrevocable option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted by the PRC laws, and at the lowest purchase price permitted by PRC Laws. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

2                                         The Calculation and Payment of the Service Fees

2.1                              The Service Fees under this Agreement shall be 100% of the total consolidated profit of Party B for any fiscal year, less any accumulated deficit of Party B and its subsidiaries, and further less any operating costs, expenses, taxes and other statutory contributions incurred in any fiscal year. Notwithstanding the foregoing, Party A may adjust the scope and amount of the Service Fees in accordance with PRC tax laws, regulations and practices and with reference to Party B’s needs for working capital, and Party B shall accept such adjustments.

2.2                              Party A shall calculate the Service Fees on a monthly basis and issue relevant invoice to Party B. Party B shall pay the Service Fees to the bank account designated by Party A within ten (10) business days after receiving the invoice, and will send the copy of payment voucher to Party A by fax or email within ten (10) business days after the payment. Party A shall issue the receipt for such payment within ten (10) business days after its receipt of the service fee. Notwithstanding the foregoing, Party A may adjust the payment time and methods of the Service Fees at its sole discretion. Party B shall accept such adjustment.

3                                         Intellectual Property Rights and Confidentiality Clauses

3.1                              Party A shall have sole and exclusive ownership, rights and interests in any and all intellectual properties or intangible assets (including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others) created or developed during the Parties’ performance of this Agreement (to the extent not prohibited by PRC Laws). Unless expressly authorized by Party A, Party B shall not have any rights or interest in the intellectual properties used in connection with the Services provided by Party A under this Agreement. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of granting any ownership, right or interest of any such intellectual properties and intangible assets to Party A, and/or perfecting the protections for any such intellectual properties and intangible assets of Party A (including, without limitation, registering such intellectual properties and intangible assets under the name of Party A).

3.2                              The Parties acknowledge and confirm that any oral or written information exchanged in connection with this Agreement, the contents of this Agreement, and the preparation or performance of this Agreement by each other shall be confidential information. Each Party shall maintain confidentiality of all such confidential information, and without prior written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will become known to the public (other than through the receiving Party’s unauthorized disclosure); (b) is required to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed as the disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4                                         Representations and Warranties

4.1                              Party A hereby represents, warrants and covenants as follows:

4.1.1                    Party A is a wholly foreign-owned enterprise legally established and validly existing in accordance with PRC Laws; Party A or the service providers designated by Party A will obtain all government permits and licenses necessary for providing the service under this Agreement before providing such services.

4.1.2                    Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3                    This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against Party A in accordance with its terms.

4.2                              Party B hereby represents, warrants and undertakes as follows:

4.2.1                    Party B is a company legally established and validly existing in accordance with the PRC Laws and has obtained and will maintain all permits and licenses for engaging in the Principal Business in a timely manner.

4.2.2                    Party B has taken all necessary corporate actions, obtained all necessary authorizations as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any law or regulation binding on Party B.

4.2.3                    This Agreement constitutes Party B’s legal, valid and binding obligations, enforceable against Party B in accordance with its terms.

5                                         Term of Agreement

5.1                              This Agreement shall become effective upon execution by the Parties. Unless terminated in accordance with the provisions of this Agreement or terminated in writing by Party A, this Agreement shall remain effective permanently.

5.2                              During the term of this Agreement, each Party shall renew its operation term prior to the expiration thereof so as to enable this Agreement to remain effective. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for the renewal of its operation term is not approved by the relevant governmental authorities.

5.3                              The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6                                         Governing Law and Dispute Resolution

6.1                             The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.2                             If there is any dispute arising out of or in connection with this Agreement, each Party shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission Shanghai Sub-Commission for arbitration in Shanghai in accordance with the arbitration rules then in effect. The arbitration tribunal shall consist of three arbitrators appointed in accordance with arbitration rules. The claimant shall appoint one arbitrator, and the respondent shall appoint one arbitrator. The third arbitrator shall be appointed by the above two arbitrators through consultation or designated by China International Economic and Trade Arbitration Commission Shanghai Sub-Commission. The arbitration shall be conducted in confidentiality and the language used in the arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties. In appropriate circumstances, the arbitral tribunal or arbitrator may award compensation, award injunctive relief including, but not limited to, those required for the conduct of business, limit or restrict the transfer of assets or filing a petition for winding-up in accordance with the dispute resolution provisions and/or applicable PRC law with respect to the parties’ equity, assets, property interests. Furthermore, the Parties shall have the right to apply for interim remedies from any competent court that has jurisdiction, (including the courts located in PRC, the courts located in Hong Kong and the courts located in Cayman Islands) during formation of the arbitration tribunal.

6.3                             During the course of arbitration, the Parties shall continue to have their other rights hereunder and perform their obligations hereunder, except for those in dispute and under arbitration.

7                                         Default Liability And Indemnification

7.1                              If Party B materially violates any term of this Agreement, Party A shall be entitled to (1) terminate this Agreement and require Party B to fully indemnify all damages; or (2) to enforce the performance by Party B of its obligations under this Agreement and to demand all damages from Party B. This Section 7.1 shall not preclude Party A’s exercise of any of its other rights under this Agreement.

7.2                              Unless otherwise required by applicable laws, Party B shall not have any right to terminate this Agreement in any event.

7.3                              Party B shall indemnify and hold Party A harmless from any losses, damage, liabilities or expenses incurred in connection with any action, claim or other demand against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, unless such loss, damage, liability or expense arises out of Party A gross negligence or willful misconduct.

8                                         Force Majeure

8.1                              In the case of any force majeure events (the “Force Majeure”) such as earthquake, typhoon, flood, fire, flu, war, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly or indirectly causes the failure of either Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure event shall not be liable for such non-performance or partial performance, provided that such affected Party shall immediately give written notice to the other Party without delay and shall, within fifteen days of such written notice, provide the other Party with details of the Force Majeure event explaining the reasons for such failure, partial failure or delay in performance.

8.2                              The Party encountering the Force Majeure event shall not be released from the liability for failure to perform its obligations under this Agreement if it fails to notify the other party and provide appropriate proof in accordance with the above provisions. The Party affected by Force Majeure shall make reasonable efforts to mitigate the consequences of such Force Majeure event and shall resume performance of all relevant obligations as soon as possible after the elimination of such Force Majeure event. If the Party affected by the Force Majeure event fails to resume performance of its obligations after elimination of the Force Majeure event, that Party shall be liable to the other Party for such non-performance.

8.3                              In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

9                                         Notices

9.1                              All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered by hand, or registered mail with postage prepaid, or commercial courier service, or facsimile transmission. A confirmation copy of each notice shall also be sent by email. The date on which such notice is deemed to have been validly served is determined as follows:

9.1.1                    Notices given by hand (including courier service) shall be deemed effectively given on the date of acknowledgement of receipt in writing;

9.1.2                    Notices given by registered mail (postage prepaid) shall be deemed effectively given on the 15th day after the date set forth on the return receipt of the registered mail;

9.1.3                    Notices given by facsimile shall be deemed to have been received on the date shown on the facsimile, provided that if such facsimile is sent after 5.00 p.m. or on a non-business day in the place of delivery, the notice shall be deemed to have been received on the next business day.

9.2                              For the purpose of notices, the addresses of the Parties are as follows:

Party A: Beijing Maiteng Fengshun Science and Technology Co., Ltd.

Address: G/F, Building G, No. 8 South Dongfeng Road, Chaoyang District, Beijing

Attn: Qiang MA

Fax: 010- 58952300

E-mail: maqiang@leju.com

Party B: Beijing Jiajujiu E-Commerce Co., Ltd.

Address: G/F, Building G, No. 8 South Dongfeng Road, Chaoyang District, Beijing

Attn: Qiang MA

Fax: 010- 58952300

E-mail: maqiang@leju.com

9.3                              Either party may change its address for receipt of notices by giving notice to the other party in the manner provided in this Article.

10                                  Assignment

10.1                       Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2                       Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B but without the consent of Party B.

11                                  Miscellaneous

11.1                       In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish the intentions of the Parties to the greatest extent permitted by law, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.2                       Any amendments and supplements to this Agreement shall be in writing. Any amendment and supplement to this Agreement that have been signed by the Parties shall be an integral part of this Agreement and shall have the same effect as this Agreement.

11.3                       This Agreement shall be executed in duplicate, and each of Party A and Party B shall have one thereof.

11.4                       This Agreement supersedes and replaces the exclusive technology provision agreement entered into between the Parties on April 1, 2012. Upon the effectiveness of this Agreement, the exclusive technology provision agreement executed by the Parties on April 1, 2012 shall be invalid immediately.

(No text below, signature to follow)

IN WITNESS WHEREOF, the Parties have caused this Exclusive Business Cooperation Agreement to be executed by their authorized representatives on the date first written above with immediate effect.

Beijing Maiteng Fengshun Science and Technology Co., Ltd. (Seal)

/seal/ Beijing Maiteng Fengshun Science and Technology Co., Ltd.

By:
Name:	Yinyu HE
Title:	Legal Representative

IN WITNESS WHEREOF, the Exclusive Business Cooperation Agreement is executed by the following Parties on the date first written above.

Beijing Jiajujiu E-Commerce Co., Ltd. (Seal)

/seal/ Beijing Jiajujiu E-Commerce Co., Ltd.

By:
Name:	Yinyu HE
Title:	Legal Representative